UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2014

MWI VETERINARY SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51468	02-0620757
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3041 W. Pasadena Dr. Boise, Idaho 83705

(Address of principal executive offices) (Zip Code)

(208) 955-8930

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On July 24, 2014, IDEXX Laboratories, Inc. (“IDEXX”) delivered to MWI Veterinary Supply Co. (“MWI”), a wholly-owned subsidiary of MWI Veterinary Supply, Inc., a notice that it was moving to a fully direct sales and distribution model and, in connection with such move, electing not to renew the term of the IDEXX Distribution Agreement between IDEXX and MWI (the “IDEXX Agreement”) which is set to expire on December 31, 2014.

Under the IDEXX Agreement, MWI is entitled to distribute IDEXX’s animal diagnostic products to end-user veterinary customers in the United States and in certain U.S. territories.    Under the IDEXX Agreement, MWI is a non-exclusive distributor of IDEXX products and MWI may promote, market, sell or distribute products of other competing manufacturers in the defined territory.  The IDEXX Agreement has an original term expiring on December 31, 2014, subject to automatic renewal unless MWI or IDEXX provides thirty days’ notice of intent to terminate prior to the end of the term, which notice of termination has been delivered by IDEXX.

Item 7.01. Regulation FD Disclosure.

MWI Veterinary Supply, Inc. is posting today a list of frequently asked questions (“FAQs”) concerning the announcement that IDEXX Laboratories is electing not to renew the IDEXX Distribution Agreement between MWI Veterinary Supply Co. and IDEXX.  The FAQs are furnished as Exhibit 99.1 to this 8-K.  The FAQs will be posted at www.mwivet.com under “investor relations/IDEXX distribution agreement FAQs”.

MWI undertakes no obligation to update the FAQs and readers should note the date of information when referring to the FAQs or other historical information available on the website.

The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

99.1 MWI Veterinary Supply, Inc. Frequently Asked Questions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MWI VETERINARY SUPPLY, INC.
Date: July 25, 2014	By:	/s/ Mary Patricia B. Thompson
Mary Patricia B. Thompson
Senior Vice President of Finance and Administration, Chief Financial Officer